Exhibit 99.1

News Release | For Immediate Release

FactSet Achieves Solid Revenue and Strong EPS Growth in Fourth Quarter and Full Year 2019

Fiscal 2019 sees 39th consecutive year of revenue growth

NORWALK, Conn., September 26, 2019 - FactSet (the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global provider of integrated financial information, analytical applications, and industry-leading service, today announced results for its fourth quarter ended August 31, 2019.

Fourth Quarter Fiscal 2019 Highlights

●

Revenues increased 5.3% or $18.4 million to $364.3 million compared with $345.9 million for the same period in fiscal 2018. The increase is primarily due to higher sales of analytics, content and technology solutions (CTS) and wealth management solutions. Organic revenues grew 5.3% to $365.6 million during the fourth quarter of fiscal 2019 from the prior year period.

●

Annual Subscription Value (ASV) plus professional services increased to $1.48 billion at August 31, 2019 compared with prior year of $1.41 billion with growth across all four workflow solutions. The organic growth rate, which excludes the effects of acquisitions, dispositions, and foreign currency, was 5.1%. Please see the “ASV + Professional Services” section of this press release for details.

●

Operating margin increased to 30.6% compared with 25.5% for the same period last year. Adjusted operating margin improved to 33.9% compared with 31.3% in the prior year period primarily as a result of improved operating results.

●

Diluted earnings per share (EPS) increased 32.2% to $2.34 compared with $1.77 for the same period in fiscal 2018. Adjusted diluted EPS rose 18.6% to $2.61 compared with $2.20 in the prior period driven primarily by stronger operating results and a lower tax rate.

●	The Company’s effective tax rate for the fourth quarter was lower at 15.5% compared with 18.0% a year ago primarily due to the U.S. Tax Cuts and Jobs Act.

●	FactSet achieved its 39th consecutive year of revenue growth and 23rd year of consecutive adjusted diluted EPS growth.

●	FactSet provided annual guidance for its fiscal 2020. Please see the “Business Outlook” section of this press release for details.

“FactSet performed well in full year 2019 delivering solid revenue and strong EPS growth, despite market headwinds,” said Phil Snow, FactSet CEO. “To further our winning proposition in the marketplace, we will be accelerating critical investments over the next three years from a position of strength, capitalizing on industry trends and enhancing our core offerings. We are making investments today so that FactSet can continue to deliver long-term value for all our stakeholders.”

News Release | For Immediate Release

Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended August 31,				Twelve Months Ended August 31,
(In thousands, except per share data)	2019	2018	Change	2019	2018	Change	FY 2019 Guidance

GAAP revenues	$364,283	$345,861	5.3%	$1,435,351	$1,350,145	6.3%	$1.42-$1.44b
Organic revenues	$365,628	$347,258	5.3%	$1,441,521	$1,357,835	6.2%
Operating income	$111,568	$88,356	26.3%	$438,035	$366,204	19.6%
Adjusted operating income	$123,881	$108,684	14.0%	$476,185	$425,510	11.9%
Operating margin	30.6%	25.5%		30.5%	27.1%		30.0%-30.5%
Adjusted operating margin	33.9%	31.3%		33.2%	31.3%		32.5%-33.0%
Net income	$91,527	$68,823	33.0%	$352,790	$267,085	32.1%
Adjusted net income	$101,892	$85,492	19.2%	$388,856	$335,816	15.8%
Diluted EPS	$2.34	$1.77	32.2%	$9.08	$6.78	33.9%	$8.90-$9.00
Adjusted diluted EPS	$2.61	$2.20	18.6%	$10.00	$8.53	17.2%	$9.80-$9.90

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

“We are pleased with our full year results especially as we exceeded our guidance on margin and EPS. Our dedication to operational improvements and cost discipline served our company well in fiscal 2019, and we plan to build upon this solid foundation,” said Helen Shan, FactSet CFO. “As we enter our next phase of growth, we are investing to grow our top line and continue to drive value creation and efficiency gains for our clients and higher total shareholder returns for our investors.”

Annual Subscription Value (ASV) + Professional Services and Segment Revenue

ASV at any given point in time represents the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients and excludes professional services fees billed in the last 12 months, which are not subscription-based. Professional services are revenues derived from project-based consulting and implementation.

ASV plus professional services was $1.48 billion at August 31, 2019. Organic ASV plus professional services was also $1.48 billion at August 31, 2019, up $71.6 million from the prior year at a growth rate of 5.1%. Organic ASV, which excludes the effects of acquisitions, dispositions and foreign currency, plus professional services, increased $35.1 million over the last three months.

Buy-side and sell-side ASV growth rates for the fourth quarter of fiscal 2019 were 4.8% and 6.3%, respectively. Buy-side clients accounted for 83.7% of organic ASV while the remainder is derived from sell-side firms that perform mergers and acquisitions advisory work, capital markets services and equity research. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this earnings release.

ASV from U.S. operations was $909.7 million, increasing 4.7% over prior year of $868.7 million. U.S. revenues for the quarter increased to $222.1 million compared with $213.9 million in the fourth quarter last year. Excluding the effects of acquisitions and dispositions completed in the last 12 months, the U.S. revenue growth rate was 3.8%. ASV from international operations was $548.3 million, increasing 4.6% over prior year of $524.4 million. International revenues were $142.2 million compared with $131.9 million from the fourth quarter of fiscal 2018. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency, the international revenue growth rate was 7.8%. Segment ASV does not include professional services which totaled $22.9 million at August 31, 2019.

News Release | For Immediate Release

Organic ASV plus professional services from FactSet’s workflow solutions at August 31, 2019 was as follows:

●	Research ASV was $640 million representing 0.7% growth versus the same period a year ago.

●	Analytics ASV was $522 million growing 6.5% year over year.

●	Content and Technology Solutions ASV was $170 million, increasing 15.0% year over year.

●	Wealth ASV was $151 million, increasing 9.6% from the prior year.

Please note that fiscal 2018 Organic ASV reported numbers for FactSet’s workflow solutions excluded professional services of $21.6 million. In 2019, professional services of $22.9 million is included in the workflow solutions numbers above.

Operational Highlights – Fourth Quarter Fiscal 2019

●

Client count as of August 31, 2019 was 5,574, a net increase of 119 clients in the past three months, primarily driven by an increase in corporate clients, wealth management and institutional asset managers. The count includes clients with ASV of $10,000 and above.

●	User count increased by 3,871 to 126,822 in the past three months primarily driven by an increase in banking and wealth management users.

●	Annual client retention was 89%.

●	Employee count was 9,681 as of August 31, 2019, up 1.1% in the past 12 months.

●

Net cash provided by operating activities increased to $121.8 million compared with $106.3 million for the fourth quarter of 2018. Quarterly free cash flow was $95.3 million compared with $91.2 million a year ago, an increase of 4.6% primarily due to higher net income partially offset by higher capital expenditures.

●	Capital expenditures increased to $26.5 million, compared with $15.1 million a year ago primarily due to new office space build out and technology upgrades.

●	A regular quarterly dividend of $27.3 million, or $0.72 per share, was paid on September 19, 2019, to common stockholders of record as of August 31, 2019.

●

FactSet launched DataRobot’s first AI investment workflow. DataRobot on FactSet is an automated machine learning tool that helps financial services professionals incorporate AI into their investment processes, including building and deploying machine learning models for factors such as equity volatility, bond performance, and macroeconomic event predictions.

●

FactSet was selected by Hermes Asset Management as its multi-asset risk provider. This deployment reflects the Company’s momentum as it continues to expand its multi-asset-class offering in the risk space.

News Release | For Immediate Release

Full Year 2019 Highlights

●	Organic ASV plus professional services rose to $1.48 billion, up 5.1% organically.

●	Revenues increased 6.3% to $1.44 billion, up 6.2% organically.

●	Diluted EPS increased 33.9% to $9.08. Adjusted diluted EPS increased 17.2% to $10.00.

●	Net cash provided by operating activities totaled $427.1 million. Free cash flow increased 4.4% to $367.8 million.

●	Client count increased by 8.4% or 432 during the year, while users grew by 27.5% or 34,925 from the prior year.

●

In May 2019, FactSet increased its quarterly dividend by $0.08 or 12.5% per share to $0.72 marking the 14th consecutive year the Company has increased dividends, highlighting its continued commitment to returning value to shareholders.

●

FactSet returned $320.4 million to stockholders in the form of share repurchases and dividends during the fiscal year. This return represents an average cash return of 65%, as a percentage of free cash flow and proceeds from employee stock plans as the prior year utilized cash repatriated from foreign earnings for a higher share repurchase.

●

The Company appointed Franck Gossieaux as Executive Vice President, Global Head of Sales and Client Solutions, in June 2019. In this role, Gossieaux is responsible for overseeing all global sales and client activities for FactSet.

●

FactSet won multiple awards, including Best Data Provider to the Sell-Side, Best Performance Measurement and Attribution System Provider, and Best Client Reporting System at the Waters Technology Awards, Best Alternative Data Initiative and Best Data Analytics Provider at the Inside Market Data Awards, Best FX Order/Execution Management System at the FX Week e-FX Awards, and Best Market Data Solution at the Asian Private Banker Technology Awards. FactSet was also ranked 19th on the RiskTech® 2019 by Chartis Research, moving up two spots from 2018.

●	FactSet celebrated the first anniversary of its office in Shanghai expanding its client base in the Asia Pacific region.

●	The Company launched a Global Robotics and Automation Index licensed to Sumitomo Mitsui Trust Asset Management Co., Ltd., marking the Company’s entry in the Japanese index mutual fund market.

●	FactSet grew its data offering within CTS, on the Open:FactSet Marketplace, which now includes over a 100 content and solution sets, including new data feeds from Mastercard and IHS Markit.

Share Repurchase Program

FactSet repurchased 221,292 shares for $62.1 million during the fourth quarter under the Company’s existing share repurchase program.

On June 24, 2019, the Board of Directors of FactSet approved an increase of $210 million to the existing share repurchase program. Including this increase. As of August 31, 2019, $239 million is currently available for share repurchases.

News Release | For Immediate Release

Annual Business Outlook

FactSet is providing its outlook for fiscal 2020. The following forward-looking statements reflect FactSet’s expectations as of today’s date. Given the risk factors, uncertainties and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Fiscal 2020 Expectations

●	Organic ASV plus professional services is expected to increase in the range of $65 million and $85 million over fiscal 2019.

●	GAAP revenue is expected to be in the range of $1.49 billion and $1.50 billion.

●	GAAP operating margin is expected to be in the range of 28.5% and 29.5%.

●	Adjusted operating margin is expected to be in the range of 31.5% and 32.5%.

●	FactSet’s annual effective tax rate is expected to be in the range of 17.0% and 17.5%.

●	GAAP diluted EPS is expected to be in the range of $8.70 and $9.00. Adjusted diluted EPS is expected to be in the range of $9.85 and $10.15.

Both GAAP operating margin and GAAP diluted EPS guidance do not include certain effects of any non-recurring benefits or charges that may arise in fiscal 2020. Please see the back of this press release for a reconciliation of GAAP to adjusted metrics.

Conference Call

The Company will host a conference call today, September 26, 2019 at 11:00 a.m. Eastern Time to discuss the fourth quarter results. The call will be webcast live at FactSet Investor Relations. The following information is provided for those who would like to participate:

U.S. Participants: International Participants: Passcode:	833.231.8259 647.689.4104 4365756

An archived webcast with the accompanying slides will be available at investor.factset.com for one year after the conclusion of the live event. The earnings call transcript will also be available via FactSet CallStreet. An audio replay of this conference will also be available until October 3, 2019 via the following telephone numbers: 800.585.8367 in the U.S. and 416.621.4642 internationally using passcode 4365756.

News Release | For Immediate Release

Forward-looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates, forecasts and projections about industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook or projections about the future, including statements about the Company's strategy for growth, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like "expects," "believes, " "anticipates," "plans," "intends, " "estimates, " "projects," "should," "indicates," "continues," "may" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to: the ability to integrate newly acquired companies, clients and businesses; strains on resources as a result of growth, the volatility and stability of global securities markets, including declines in equity or fixed income returns impacting the buying power of investment management clients; the ability to hire and retain qualified personnel; the maintenance of the Company's leading technological position and reputation; failure to maintain or improve FactSet’s competitive position in the marketplace; fraudulent, misappropriation or unauthorized data access, including cyber-security and privacy breaches; failures or disruptions of telecommunications, data centers, network systems, facilities, or the Internet; uncertainty, consolidation and business failures in the global investment banking industry; the continued shift from active to passive investing, the negotiation of contract terms with vendors, data suppliers and landlords; the retention of clients and the attraction of new ones; the absence of U.S. or foreign governmental regulation restricting international business; the unfavorable resolution of tax assessments and legal proceedings; and legislative and regulatory changes in the environments in which FactSet and its clients operate. Forward-looking statements speak only as of the date they are made, and FactSet assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

About Non-GAAP Financial Measures

Financial measures in accordance with U.S. GAAP including revenue, operating income and margin, net income, diluted earnings per share and cash provided by operating activities have been adjusted.

FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Organic revenues exclude the effects of acquisitions and dispositions completed in the last 12 months and foreign currency in all periods presented. Adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share exclude both intangible asset amortization and non-recurring items. The Company believes that these adjusted financial measures better reflect the underlying economic performance of FactSet.

The GAAP financial measure, cash flows provided by operating activities, has been adjusted to report non-GAAP free cash flow that includes the cash cost for taxes and changes in working capital, less capital expenditures. FactSet uses this financial measure, both in presenting its results to stockholders and the investment community, and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.

News Release | For Immediate Release

About FactSet

FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior content, analytics, and flexible technology to help more than 126,000 users see and seize opportunity sooner. We give investment professionals the edge to outperform with informed insights, workflow solutions across the portfolio lifecycle, and industry-leading support from dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions and repeatedly ranked as one of Fortune's 100 Best Companies to Work For® and a Best Workplace in the United Kingdom and France. Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow on Twitter: www.twitter.com/factset.

FactSet

Media & Investor Relations Contact:

Rima Hyder

857.265.7523

rima.hyder@factset.com

News Release | For Immediate Release

Consolidated Statements of Income (Unaudited)
	Three Months Ended August 31,		Twelve Months Ended August 31,
(In thousands, except per share data)	2019	2018	2019	2018

Revenues	$364,283	$345,861	$1,435,351	$1,350,145

Operating expenses
Cost of services	167,730	169,467	663,446	659,296
Selling, general and administrative	84,985	88,038	333,870	324,645
Total operating expenses	252,715	256,505	997,316	983,941

Operating income	111,568	88,356	438,035	366,204

Other expense
Interest expense, net of interest income	(3,279)	(4,421)	(16,070)	(14,366)
Total other expense	(3,279)	(4,421)	(16,070)	(14,366)

Income before income taxes	108,289	83,935	421,965	351,838

Provision for income taxes	16,762	15,112	69,175	84,753
Net income	$91,527	$68,823	$352,790	$267,085

Diluted earnings per common share	$2.34	$1.77	$9.08	$6.78

Diluted weighted average common shares	39,056	38,879	38,873	39,377

News Release | For Immediate Release

Consolidated Balance Sheets (Unaudited)

	August 31,	August 31,
(In thousands)	2019	2018

ASSETS
Cash and cash equivalents	$359,799	$208,623
Investments	25,813	29,259
Accounts receivable, net of reserves	146,309	156,639
Prepaid taxes	15,033	6,274
Prepaid expenses and other current assets	36,858	30,121
Total current assets	583,812	430,916

Property, equipment, and leasehold improvements, net	121,042	100,545
Goodwill	685,729	701,833
Intangible assets, net	120,551	148,935
Deferred taxes	7,571	9,716
Other assets	29,943	27,502
Total Assets	$1,548,648	$1,419,447

LIABILITIES
Accounts payable and accrued expenses	$68,138	$72,059
Accrued compensation	64,202	66,479
Deferred fees	47,656	49,700
Taxes payable	-	8,453
Dividends payable	27,445	24,443
Total current liabilities	207,441	221,134

Deferred taxes	16,391	21,190
Deferred fees	10,088	7,833
Taxes payable	26,292	29,626
Long-term debt	574,174	574,775
Deferred rent and other non-current liabilities	42,006	38,989
Total Liabilities	$876,392	$893,547

STOCKHOLDERS’ EQUITY
Total Stockholders’ Equity	$672,256	$525,900
Total Liabilities and Stockholders’ Equity	$1,548,648	$1,419,447

News Release | For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)
(In thousands)	Twelve Months Ended August 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$352,790	$267,085
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	60,463	57,285
Stock-based compensation expense	32,400	31,516
Deferred income taxes	(2,278)	(1,910)
Loss on sale of assets	196	140
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	10,205	(8,417)
Accounts payable and accrued expenses	(2,290)	12,077
Accrued compensation	(1,743)	5,735
Deferred fees	458	6,035
Taxes payable, net of prepaid taxes	(19,238)	27,659
Other, net	(3,827)	(11,537)
Net cash provided by operating activities	427,136	385,668

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of businesses and investments, net of cash and cash equivalents acquired	—	(15,000)
Purchases of investments	(11,135)	(12,470)
Proceeds from sales of investments	14,405	12,459
Purchases of property, equipment and leasehold improvements, net of proceeds from dispositions	(59,370)	(33,520)
Net cash used in investing activities	(56,100)	(48,531)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(100,052)	(89,408)
Repurchase of common stock	(220,372)	(303,955)
Proceeds from employee stock plans	107,051	71,610
Repayment of debt	(575,000)	—
Proceeds from debt	575,000	—
Other financing activities	(901)	1,716
Net cash used in financing activities	(214,274)	(320,037)

Effect of exchange rate changes on cash and cash equivalents	(5,586)	(3,208)

Net increase in cash and cash equivalents	151,176	13,892

Cash and cash equivalents at beginning of period	208,623	194,731
Cash and cash equivalents at end of period	$359,799	$208,623

News Release | For Immediate Release

Reconciliation of U.S. GAAP Results to Adjusted Financial Measures

Financial measures in accordance with U.S. GAAP including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities have been adjusted below. FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Revenues

(Unaudited)	Three Months Ended August 31,
(In thousands)	2019	2018	Change
GAAP revenues	$364,283	$345,861	5.3%
Deferred revenue fair value adjustment (a)	1,262	1,397
Currency impact (b)	83	—
Organic revenues	$365,628	$347,258	5.3%

(a)	The adjustment relates to deferred revenue fair value adjustments from purchase accounting.

(b)	The impact from foreign currency movements over the past 12 months.

(Unaudited)	Twelve Months Ended August 31,
(In thousands)	2019	2018	Change
GAAP revenues	$1,435,351	$1,350,145	6.3%
Deferred revenue fair value adjustment (a)	5,185	7,691
Currency impact (b)	985	—
Organic revenues	$1,441,521	$1,357,836	6.2%

(a)	The adjustment relates to deferred revenue fair value adjustments from purchase accounting.

(b)	The impact from foreign currency movements over the past 12 months.

News Release | For Immediate Release

Operating Income, Margin, Net Income and Diluted EPS

(Unaudited)	Three Months Ended August 31,
(In thousands, except per share data)	2019	2018	Change
GAAP Operating income	$111,568	$88,356	26.3%
Intangible asset amortization (a)	7,260	6,079
Deferred revenue fair value adjustment (b)	1,262	1,397
Other non-recurring items (c)	3,791	12,852
Adjusted operating income	$123,881	$108,684	14.0%
Adjusted operating margin (d)	33.9%	31.3%

GAAP Net income	$91,527	$68,823	33.0%
Intangible asset amortization (a)(e)	5,931	4,985
Deferred revenue fair value adjustment (b)(e)	1,031	1,146
Other non-recurring items (c)(e)	3,097	10,538
Income tax benefits (f)	306	-
Adjusted net income	$101,892	$85,492	19.2%

GAAP Diluted earnings per common share	$2.34	$1.77	32.2%
Intangible asset amortization (a)(e)	0.15	0.13
Deferred revenue fair value adjustment (b)(e)	0.03	0.03
Other non-recurring items (c)(e)	0.08	0.27
Income tax benefits (f)	0.01	-
Adjusted diluted earnings per common share	$2.61	$2.20	18.6%
Weighted average common shares (Diluted)	39,056	38,879

(a)

GAAP operating income in the fourth quarter of fiscal 2019 was adjusted to exclude $7.3 million of pre-tax intangible asset amortization, which reduced net income by $5.9 million and diluted earnings per share by $0.15. GAAP operating income in the fourth quarter of fiscal 2018 was adjusted to exclude $6.1 million of pre-tax intangible asset amortization, which reduced net income by $5.0 million and diluted earnings per share by $0.13. The income tax effect related to intangible asset amortization was $1.3 million in the fourth quarter of fiscal 2019 compared with $1.1 million for the same period in fiscal 2018.

(b)	The adjustment relates to deferred revenue fair value adjustments from purchase accounting. The income tax effect related to deferred revenue fair value adjustments was $0.2 million in the fourth quarter of fiscal 2019 and $0.3 million for the prior year period.

(c)

GAAP operating income in the fourth quarter of fiscal 2019 was adjusted to exclude $3.8 million of pre-tax net expenses primarily related to severance, stock-based compensation acceleration, professional fees related to infrastructure upgrade activities, a prior period adjustment related to data costs and occupancy costs, which reduced net income by $3.1 million and diluted earnings per share by $0.08. GAAP operating income in the fourth quarter of fiscal 2018 was adjusted to exclude $12.9 million of pre-tax expenses primarily related to severance, stock-based compensation acceleration, other restructuring actions and legal matters, which reduced net income by $10.5 million and diluted earnings per share by $0.27. The income tax effect related to the other non-recurring items was $0.7 million in the fourth quarter of fiscal 2019 compared with $2.3 million for the same period in fiscal 2018.

(d)	Adjusted operating margin is calculated as adjusted operating income divided by GAAP revenues plus the deferred revenue fair value adjustment.

(e)

For purposes of calculating adjusted net income and adjusted diluted earnings per share, intangible asset amortization, deferred revenue fair value adjustments and other non-recurring items were taxed at the annual effective tax rates of 18.3% for fiscal 2019 and 18.0% for fiscal 2018.

(f)

GAAP net income in the fourth quarter of fiscal 2019 was adjusted to exclude $0.3 million or $0.01 per share of income tax expenses primarily related to prior years' toll tax charge as a result of the U.S. Tax Jobs and Cuts Acts partially offset by one-time items.

News Release | For Immediate Release

(Unaudited)	Twelve Months Ended August 31,
(In thousands, except per share data)	2019	2018	Change
GAAP Operating income	$438,035	$366,204	19.6%
Intangible asset amortization (a)	24,920	24,665
Deferred revenue fair value adjustment (b)	5,185	7,691
Other non-recurring items (c)	8,045	26,950
Adjusted operating income	$476,185	$425,510	11.9%
Adjusted operating margin (d)	33.2%	31.3%

GAAP Net income	$352,790	$267,085	32.1%
Intangible asset amortization (a)(e)	20,262	19,723
Deferred revenue fair value adjustment (b)(e)	4,215	6,084
Other non-recurring items (c)(e)	6,315	21,614
Income tax items (f)	5,274	21,310
Adjusted net income	$388,856	$335,816	15.8%

GAAP Diluted earnings per common share	$9.08	$6.78	33.9%
Intangible asset amortization (a)(e)	0.52	0.50
Deferred revenue fair value adjustment (b)(e)	0.11	0.15
Other non-recurring items (c)(e)	0.15	0.56
Income tax benefits (f)	0.14	0.53
Adjusted diluted earnings per common share	$10.00	$8.53	17.2%
Weighted average common shares (Diluted)	38,873	39,377

(a)

GAAP operating income in fiscal 2019 was adjusted to exclude $24.9 million of pre-tax intangible asset amortization, which reduced net income by $20.3 million and diluted earnings per share by $0.52. GAAP operating income in fiscal 2018 was adjusted to exclude $24.7 million of pre-tax intangible asset amortization, which reduced net income by $19.7 million and diluted earnings per share by $0.50. The income tax effect related to intangible asset amortization was $4.7 million in fiscal 2019 compared with $4.9 million for the same period in fiscal 2018.

(b)	The adjustment relates to deferred revenue fair value adjustments from purchase accounting. The income tax effect related to deferred revenue fair value adjustments was $1.0 million in fiscal 2019 and $1.6 million for the prior year period.

(c)

GAAP operating income in fiscal 2019 was adjusted to exclude $8.0 million of pre-tax net expenses primarily related to a $5 million non-core transaction related revenue, offset by severance, stock-based compensation acceleration, professional fees to related to infrastructure upgrade activities, a prior period adjustment related to data costs and occupancy costs, which reduced net income by $6.3 million and diluted earnings per share by $0.15. GAAP operating income in fiscal 2018 was adjusted to exclude $27.0 million of pre-tax expenses primarily related to severance, stock-based compensation acceleration, other restructuring actions and legal matters, which reduced net income by $21.6 million and diluted earnings per share by $0.56. The income tax effect related to the other non-recurring items was $1.7 million in fiscal 2019 compared with $5.6 million for the same period in fiscal 2018.

News Release | For Immediate Release

(d)

Adjusted operating margin is calculated as adjusted operating income divided by GAAP revenues plus the deferred revenue fair value adjustment minus the aforementioned non-core transaction related revenue.

(e)

For purposes of calculating adjusted net income and adjusted diluted earnings per share, intangible asset amortization, deferred revenue fair value adjustments and other non-recurring items were taxed at the annual effective tax rates of 18.3% for fiscal 2019 and 18.0% for fiscal 2018.

(f)

GAAP net income in fiscal 2019 was adjusted to exclude $5.3 million or $0.14 per share of income tax expenses primarily related to finalizing prior years' tax returns and other discrete items. GAAP net income in fiscal 2018 was adjusted to exclude $21.3 million of tax charges primarily related to the one-time deemed repatriation tax on foreign earnings. This reduced diluted earnings per share by $0.53.

Business Outlook Operating Margin, Net Income and Diluted EPS

(Unaudited)
	Annual Fiscal 2020 Guidance
(In thousands, except per share data)	Low end of range	High end of range
GAAP Operating margin	28.5%	29.5%
Intangible asset amortization (a)	1.6%	1.6%
Deferred revenue fair value adjustment (b)	0.3%	0.3%
Other non-recurring items (c)	1.1%	1.1%
Adjusted operating margin	31.5%	32.5%

GAAP Net income	$337,000	$349,000
Intangible asset amortization (a)	19,485	19,485
Deferred revenue fair value adjustment (b)	3,900	3,900
Other non-recurring items (c)	21,150	21,150
Adjusted net income	$381,535	$393,535

GAAP Diluted earnings per common share	$8.70	$9.85
Intangible asset amortization (a)	0.50	0.50
Deferred revenue fair value adjustment (b)	0.10	0.10
Other non-recurring items (c)	0.55	0.55
Adjusted diluted earnings per common share	$9.85	$10.15

(a)

GAAP operating income for the full fiscal 2020 year is adjusted to exclude $23.5 million of pre-tax intangible asset amortization, which reduced the GAAP operating margin by 1.6%, GAAP net income by $19.5 million and GAAP diluted earnings per share by $0.50. The income tax effect related to intangible asset amortization is $4.0 million for the period presented above.

(b)	The adjustment relates to deferred revenue fair value adjustments from purchase accounting. The income tax effect related to deferred revenue fair value adjustments was $0.8 million for the period presented above.

(c)

GAAP operating income for the full fiscal 2019 year is adjusted to exclude $25.5 million of pre-tax expenses related to several one-time items, which reduced net income by $21.2 million and diluted earnings per share by $0.55. The income tax effect related to other non-recurring items is $4.3 million for the period presented above.

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Free Cash Flow

(Unaudited)	Three Months Ended August 31,
(In thousands)	2019	2018	Change
Net cash provided by operating activities	$121,811	$106,324
Capital expenditures	(26,464)	(15,145)
Free cash flow	$95,347	$91,179	4.6%

(Unaudited)	Twelve Months Ended August 31,
(In thousands)	2019	2018	Change
Net cash provided by operating activities	$427,136	$385,668
Capital expenditures	(59,370)	(33,520)
Free cash flow	$367,766	$352,148	4.4%

Supplementary Schedules of Historical ASV by Client Type

The following table presents the percentages and growth rates of organic ASV by client type, excluding currency, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency. The numbers below do not include professional services.

	Q4’19	Q3’19	Q2’19	Q1’19	Q4’18	Q3’18	Q2’18	Q1’18
% of ASV from buy-side clients	83.7%	84.2%	83.9%	83.9%	83.9%	84.4%	84.4%	84.2%
% of ASV from sell-side clients	16.3%	15.8%	16.1%	16.1%	16.1%	15.6%	15.6%	15.8%

ASV Growth rate from buy-side clients	4.8%	5.2%	5.3%	5.9%	5.4%	5.3%	6.0%	5.3%
ASV Growth rate from sell-side clients	6.3%	6.8%	9.2%	8.6%	7.3%	5.0%	4.6%	3.9%
Total Organic ASV Growth Rate	5.0%	5.4%	5.9%	6.3%	5.7%	5.3%	5.8%	5.1%

The following table presents the calculation of the above-mentioned ASV growth rates from all clients.

(Details may not sum to total due to rounding)

(In millions)	Q4’19	Q4’18
As reported ASV (a)	$1,458.0	$1,393.1
Currency impact (b)	0.2	(5.1)
Organic ASV total	$1,458.2	$1,388.0
Total Organic ASV Growth Rate	5.0%

(a)	ASV excludes $22.9 million and $21.6 million, respectively, in professional services fees as of August 31, 2019 and 2018.

(b)	The impact from foreign currency movements was excluded above to calculate total organic ASV.